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EXHIBIT 12.1

Mexican GAAP

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

				Year ended Decemer 31
	June 2002	June 2001	December 2001
				2000	1999	1998	1997
	(thousands of pesos)
Mexican GAAP
Fixed Charges:
Interest capitalized in fixed assets	2,645,509	2,004,202	3,779,541	3,913,180	5,119,428	3,329,393	2,282,605
Interest in the specific reserve for exploration and depletion	99,644	443,632	86,553	814,739	864,553	803,361	752,237
Interest expense	9,129,140	7,745,562	15,832,884	15,618,066	9,846,918	6,568,022	4,567,172

Total interest cost	11,874,293	10,193,396	19,698,978	20,345,985	15,830,899	10,700,776	7,602,014
Total Fixed Charges*	11,874,293	10,193,396	19,698,978	20,345,985	15,830,899	10,700,776	7,602,014

Earnings after IEPS taxes and Hydrocarbon Extraction duties	(6,361,349)	(6,024,918)	(34,090,587)	(19,710,392)	(21,156,771)	(11,587,990)	7,133,256
Fixed Charges:
Interest cost net of amounts capitalized	9,129,140	7,745,562	15,832,884	15,618,066	9,846,918	6,568,022	4,567,172

Total Fixed Charges (net of amounts capitalized)	9,129,140	7,745,562	15,832,884	15,618,066	9,846,918	6,568,022	4,567,172

Earnings after taxes and duties plus fixed charges (net of amounts capitalized)	2,767,791	1,720,644	(18,257,703)	(4,092,326)	(11,309,853)	(5,019,968)	11,700,428

Ratio of earnings to fixed charges	—	—	—	—	—	—	1.54

*
This figure does not include rental expnese

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

				Year ended December 31
	June 2002	June 2001	December 2001
				2000	1999	1998	1997
	(thousands of pesos)
U.S. GAAP
Fixed Charges:
Interest capitalized in fixed assets	3,223,160	2,309,296	5,112,410	4,273,611	5,713,187	4,412,094	3,061,280
Interest expense	8,651,133	7,884,100	14,586,568	16,072,374	10,117,712	6,288,682	4,540,734

Total interest cost	11,874,293	10,193,396	19,698,978	20,345,985	15,830,899	10,700,776	7,602,014

Total Fixed Charges*	11,874,293	10,193,396	19,698,978	20,345,985	15,830,899	10,700,776	7,602,014

Income Earnings after taxes and duties	(4,799,754)	(1,524,046)	(25,444,111)	(16,696,716)	(15,370,295)	(27,364,258)	9,176,816
Fixed Charges:
Interest cost net of amounts capitalized	8,651,133	7,884,100	14,586,568	16,072,374	10,117,712	6,288,682	4,540,734

Total Fixed Charges (net of amounts capitalized)	8,651,133	7,884,100	14,586,568	16,072,374	10,117,712	6,288,682	4,540,734

Earnings after taxes and duties plus fixed charges (net of amounts capitalized)	3,851,379	6,360,054	(10,857,543)	(624,342)	(5,252,583)	(21,075,576)	13,717,550

Ratio of earnings to fixed charges	—	—	—	—	—	—	1.80

*
These figures do not include rental expense

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  EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES